CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE HELVETIA FUND, INC.
(Pursuant to Section 241 of the General
Corporation Law of the State of Delaware)

                     The undersigned directors of The Helvetia Fund, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certify as follows:

                     FIRST:  The Certificate of Incorporation of the Corporation is amended to divide the Board of Directors into three classes. To effect the same, ARTICLE EIGHTH thereof is amended by the addition of the following paragraph:

Beginning with the first annual meeting of stockholders held after the initial public offering of the shares of the Corporation (the “initial annual meeting”), the Board of Directors shall be divided into three classes: class I, class II and class III. The terms of office of the classes of Directors elected at the initial annual meeting shall expire at the times of the annual meetings of the stockholders as follows — class I in 1988, class II in 1989 and class III in 1990 — or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the Directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified. The number of Directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible.

                     SECOND:  The Certificate of Incorporation of the Corporation is amended by the deletion of ARTICLE ELEVENTH in its entirety and by the substitution of the following in its place:

ARTICLE ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute in the case of a certificate of incorporation, and all rights conferred upon the stockholders herein are granted subject to this reservation.

If (i) the Corporation has not yet adopted the amendment described in this paragraph, and (ii) shares of the Common Stock have traded on the principal securities exchange where listed at an average discount from net asset value of more than 10%, determined as of the end of the last trading day in each week, during the period of 26 calendar weeks next preceding the end of the Corporation’s fifth fiscal year ending at least 60 months from the date of incorporation of the Corporation, the Corporation will submit to its stockholders at the next annual meeting of stockholders, to the extent consistent with the Investment Company Act of 1940, an amendment to these Articles of Incorporation to provide that, upon the adoption of such amendment by the holders of a majority of the outstanding shares of Common Stock, each share of the Common Stock may be presented to the Corporation as of the last trading day of each fiscal quarter, upon written notice delivered to the Corporation’s transfer agent not less than 30 days prior thereto, for purchase by the Corporation from the holder thereof at a price equal to the net asset value per share at the close of business on the date of presentment.

The vote of at least three-quarters of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be necessary to approve, adopt or authorize any of the following actions: (i) a merger or consolidation of the Corporation with another corporation, (ii) a sale of all or substantially all of the assets of the Corporation (other than in the regular course of the Corporation’s investment activities), (iii) a liquidation or dissolution of the Corporation, (iv) the removal from office of a Director of the Corporation, or (v) any amendment to the Certificate of Incorporation of the Corporation which makes the Common Stock a redeemable security (as such term is defined in the Investment Company Act of 1940) or reduces the three-quarters vote required to authorize the actions listed in this paragraph.

                     THIRD:  This amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law. The Corporation has not received any payment for any of its stock.

                     IN WITNESS WHEREOF, the undersigned have signed this instrument this 5th day of June, 1987.

CORPORATE SEAL	/s/ Georges L. de Montebello Georges L. de Montebello Director /s/ Henri Hottinger Henri Hottinger Director